UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting material under § 240.14a-12

HAWKINS, INC.
(Name of Registrant as Specified in its Charter)
__________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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HAWKINS, INC.
2381 Rosegate
Roseville, Minnesota 55113
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held July 29, 2021
To our Shareholders:
The Annual Meeting of Shareholders of Hawkins, Inc. will be held on Thursday, July 29, 2021, at 8:00 a.m., Central Time. The meeting will be completely virtual, incorporating technology designed to increase efficiency, allow for social distancing and provide greater opportunity for shareholder participation. In addition to on-line attendance, shareholders will have an opportunity to hear all portions of the official meeting, submit written questions during the meeting, vote on-line during the open poll portion of the meeting, and listen to live responses to shareholder questions immediately following the formal meeting.

You may attend the meeting, vote your shares, and submit questions electronically during the meeting via live webcast by logging in at: www.virtualshareholdermeeting.com/HWKN2021.

Items of Business
1. To elect seven directors.
2. To approve, by a non-binding advisory vote, the compensation of our executive officers as disclosed in the attached proxy statement, or a “say-on-pay” vote.
3. To transact such other business as may properly come before the meeting or any adjournment thereof.
Voting
The Board of Directors has fixed the close of business on June 4, 2021 as the record date for determining the shareholders entitled to vote at the Annual Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote. Our transfer books will not be closed.

BY ORDER OF THE BOARD OF DIRECTORS

RICHARD G. ERSTAD, Secretary
Dated: June 25, 2021
IMPORTANT: To assure the necessary representation at the Annual Meeting, you are urged to VOTE YOUR SHARES PROMPTLY to save the company the expense of additional solicitation. You may revoke your proxy at any time prior to the Annual Meeting, and returning your proxy will not affect your right to vote by attending the virtual Annual Meeting via the website identified above.

PROXY STATEMENT

HAWKINS, INC.
2381 Rosegate
Roseville, Minnesota 55113
June 25, 2021

The following proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Hawkins, Inc. to be voted at its Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, July 29, 2021, commencing at 8:00 a.m. Central Time. The meeting will be completely virtual, incorporating technology designed to increase efficiency, allow for social distancing and provide greater opportunities for shareholder participation. In addition to on-line attendance, shareholders will have an opportunity to hear all portions of the official meeting, submit written questions during the meeting, vote on-line during the open poll portion of the meeting, and listen to live responses to shareholder questions immediately following the formal meeting. Distribution of proxy materials to shareholders for the Annual Meeting will begin on or about June 25, 2021.

You may attend the meeting, vote your shares and submit questions electronically during the meeting via live webcast by logging in at: www.virtualshareholdermeeting.com/HWKN2021. You will need the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials to join the online Annual Meeting. We recommend that you log in at least fifteen minutes before the meeting to ensure you are logged in when the meeting starts.

SOLICITATION

The cost of soliciting proxies and of the notices of the meeting, including the preparation, assembly and mailing of proxies and this Proxy Statement, will be borne by us. In addition to the use of the mail, proxies may be solicited personally or by telephone, mail or electronic mail by our directors, officers and regular employees. Furthermore, arrangements may be made with brokers, banks and similar organizations to send proxies and proxy materials to beneficial owners for voting instructions. We will reimburse such organizations for their expenses.

ABOUT THE ANNUAL MEETING

Why did I receive this proxy statement?
Our Board is soliciting your proxy to vote at the meeting because you were a shareholder of Hawkins, Inc. as of June 4, 2021, or the “record date,” and are entitled to vote. This proxy statement summarizes information you need to know to cast a vote at the meeting.

What am I voting on?
You are voting on two items:
•Election of seven directors named in this proxy statement; and,
•Approval, by non-binding advisory vote, of the compensation of our named executive officers.

How do I vote?
If you are a shareholder of record, there are four ways to vote:
•By Telephone: 1-800-690-6903
•By Internet: www.proxyvote.com (1)
•By Mail: complete and return your proxy card
•During the Annual Meeting: www.virtualshareholdermeeting.com/HWKN2021 (1)
(1) You will need the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials to vote on-line or to join the online Annual Meeting

If your shares are held in a brokerage account or by another nominee, your shares are said to be held in “street name” and you are considered the beneficial owner of the shares. Technically, the bank or broker is the shareholder of record with respect to those shares. In this case, the proxy materials will be forwarded to you by your broker, bank or other financial institution or its designated representative. Through this process, your bank or broker will collect the voting instructions from all their respective customers who hold our shares, including you, and then submit those votes to us.

What are the voting recommendations of the Board of Directors?

Matter	Board Recommendation
1. Election of the seven directors named in this proxy statement	FOR EACH NOMINEE
2. Advisory vote to approve executive compensation	FOR
If you return a properly executed proxy card without instructions, the persons named as proxy holders will vote your shares in accordance with the recommendations of the Board.

Will any other matters be voted on?
We do not know of any other matters that will be brought before the shareholders for a vote at the Annual Meeting. If any other matters properly come before the Annual Meeting calling for a vote of shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

Who is entitled to vote at the Annual Meeting?
Only shareholders of record at the close of business on the record date of June 4, 2021 are entitled to receive notice of and participate in the Annual Meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares you held on that date.

How many votes do I have?
You will have one vote for each share of our common stock you owned as of the close of business on the record date.

How many votes can be cast by all shareholders?
On the record date there were 21,286,322 outstanding shares of our common stock, each of which is entitled to one vote at the Annual Meeting. There is no cumulative voting for directors.

How many votes must be present to hold the Annual Meeting?
The holders of a majority of the aggregate voting power of our common stock outstanding and entitled to vote on the record date, must be present in person, or by proxy, at the Annual Meeting to constitute a quorum necessary to conduct the meeting.

Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the meeting. However, shares of a shareholder who abstains, withholds authority to vote for the election of directors or does not otherwise vote online at the Annual Meeting or by proxy (including broker non-votes) will not be counted for the election of directors or the determination of the outcomes of the Say-on-Pay proposal.

We urge you to vote by proxy even if you plan to attend the virtual Annual Meeting so that we will know as soon as possible that a quorum has been achieved.

What vote is required to approve each proposal?
With respect to Proposal One, Election of Directors, directors are elected by a plurality of the votes cast. A plurality means that the nominees with the greatest number of “for” votes are elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting. Accordingly, an abstention or failure to vote on this proposal (including a broker non-vote) will have no effect on the voting for the election of directors.

With respect to Proposal Two, Advisory Vote to Approve Executive Compensation, we will consider our shareholders to have approved our executive compensation if the number of votes cast “for” this proposal exceeds the number of votes cast “against” this proposal. Accordingly, an abstention or failure to vote on this proposal (including a broker non-vote) will have no effect on the outcome of this proposal.

Can I change my vote or revoke my proxy?
Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions in that proxy unless the proxy is properly revoked prior to the meeting. Any shareholder giving a proxy may revoke it prior to its exercise at the meeting by: (1) delivering a written notice expressly revoking the proxy to our Secretary at our principal executive offices, (2) signing and forwarding to us at our principal executive offices a later dated proxy, or (3) attending the Annual Meeting via the Internet and voting during the Annual Meeting.

PROPOSAL ONE — ELECTION OF DIRECTORS

The Board has fixed at seven the number of directors to be elected at the Annual Meeting. Our Amended and Restated By-Laws (our "By-Laws") provide for a Board of not fewer than three and not more than eleven directors. Our Board currently consists of seven directors.

Our Board has nominated James A. Faulconbridge, Patrick H. Hawkins, Mary J. Schumacher, Daniel J. Stauber, Yi "Faith" Tang, James T. Thompson and Jeffrey L. Wright for election to the Board, each to hold office for the ensuing year and until his or her successor is duly elected and qualified.

Executed and delivered proxies will be voted for the election of all nominees unless you direct otherwise. Should any nominee decline or be unable to accept such nomination or to serve as a director (an event which our management does not expect to occur), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under them.

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

Information About Our Directors
Our directors have served as our directors continuously since the years indicated below. The following information, including the principal occupation or employment of each director nominee, has been furnished to us by the respective director nominees.

There are no family relationships among any of our directors, executive officers, or director nominees. Of the seven members of our Board, two are female, five are male, one is Asian American and six are white.

Each director nominee brings unique capabilities to our Board. The Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, manufacturing, finance, strategic planning and risk management that are necessary to effectively oversee our company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment and a commitment to representing the long-term interests of our shareholders. Ms. Tang was identified as a director candidate as part of a search done by an executive officer who is not our Chief Executive Officer. Set forth below for each director nominee are the name, age, principal occupation, and the year of their first election as a director of our Board.

Name of Nominee	Age	Principal Occupation	Director Since
James A. Faulconbridge	53	President, Karges-Faulconbridge, Inc	2006
Patrick H. Hawkins	50	President and Chief Executive Officer, Hawkins, Inc.	2011
Mary J. Schumacher	64	Retired Executive	2012
Daniel J. Stauber	59	Chief Brand Officer, Stauber Performance Ingredients, Inc.	2016
Yi "Faith" Tang	45	Global Chief Information Officer, H.B. Fuller Company	2020
James T. Thompson	70	Retired Executive	2009
Jeffrey L. Wright	58	Retired Executive	2009

The following provides certain additional information regarding each director nominee.

James A. Faulconbridge has been a member of our Board since 2006. Mr. Faulconbridge has been President of Karges-Faulconbridge, Inc. since 2006, an engineering and technical services firm that services a broad variety of industries, including the ethanol industry. His background provides the company with technical expertise and insight into ethanol and other industries we serve, and in capital planning and carbon footprint techniques.

Patrick H. Hawkins has been a member of our Board since 2011 and has served as our Chief Executive Officer since 2011. Mr. Hawkins has been with the company since 1992 having served as President since 2010; Business Director - Food and Pharmaceuticals from 2009 to 2010; Business Manager - Food and Co-Extrusion Products from 2007 to 2009; Sales Representative - Food Ingredients from 2002 to 2009; and, various other positions with the company from 1992 to 2002.

His vast experience with our company has given him an intimate knowledge of our company and its business and a deep passion for our continued success.

Mary J. Schumacher has been a member of our Board since 2012. Ms. Schumacher served as Chief Operating Officer of Twin Cities Habitat for Humanity from 2010 to 2016; Senior Vice President and General Manager at Andersen Corporation from 2008 to 2010 and Senior Vice President, Research, Technology, Quality and Engineering from 2003 to 2008; various positions at Ecolab Inc. from 1992 to 2003; and, various positions at The Pillsbury Company from 1979 to 1992. Ms. Schumacher holds a bachelor’s degree in chemical engineering from the University of Minnesota, and has extensive knowledge of the chemical industry and valuable experience in research and development, quality and business development.

Daniel J. Stauber has been a member of our Board since 2016 and has served as Chief Brand Officer of Stauber Performance Ingredients, Inc, (“Stauber”), a wholly owned subsidiary of the company, since March 2019. Mr. Stauber served as Vice President - Health and Nutrition and as President of Stauber, from February 2018 through March 2019 and as Chief Brand Officer for Stauber since our acquisition of Stauber in 2015 through January 2018; Chief Executive Officer of Stauber from 1998 until its acquisition in 2015; President from 1994 to 1998 and various other positions with Stauber from 1984 to 1994. His extensive knowledge of the health and nutrition industry is valuable in formulating and executing our business plans and growth strategies for this segment of our business.

Yi "Faith" Tang has been a member of our Board since October 2020. Ms. Tang has been Global Chief Information Officer of H.B. Fuller Company since March 2017, and previously served at H.B. Fuller Company as Director of Global Information Technology, Governance and Project Management Oversight from January 2013 to February 2017 and as Director of Asia Pacific Information Technology from 2010 to 2012. Prior to that, Ms. Tang held various positions at Baxter, Johnson & Johnson and Eli Lilly. Ms. Tang holds a bachelor’s degree in Computer Software from Shanghai University of China and an M.B.A. from Renmin University of China. Her experience in information technology at a large industrial manufacturing company adds valuable insight to our Board.

James T. Thompson has been a member of our Board since 2009 and has been a board member of Sims Metal Management since 2009. Mr. Thompson served as Executive Vice President - Commercial of The Mosaic Company from 2004 to 2007, and held various positions at Cargill, Inc. from 1974 to 2004, most recently as President of Cargill Steel from 1996 to 2004. His experience with major manufacturing and commodity companies is valuable to us in our commodity chemicals business.

Jeffrey L. Wright has been a member of our Board since 2009. Mr. Wright served as Chief Financial Officer of G&K Services, Inc. from 1999 to 2014, Executive Vice President and Director from 2009 to 2014, Senior Vice President from 2004 to 2009, and Treasurer and Secretary from 1999 to 2003; Treasurer at BMC Industries, Inc. from 1998 to 1999 and Controller from 1996 to 1998; various positions at Employee Benefit Plans, Inc. from 1993 to 1996; and was employed by Arthur Andersen & Co. from 1984 to 1993. His extensive public company finance and audit experience provides us with valuable financial and accounting experience as well as public company board experience.

Director Independence
Our Board has determined that, of the director nominees, each of Messrs. Faulconbridge, Thompson and Wright, and Ms. Schumacher and Ms. Tang, are “Independent Directors” as that term is defined under the applicable listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). Accordingly, a majority of our Board is independent.

CORPORATE GOVERNANCE

Meetings of the Board of Directors
Our Board held seven meetings during the fiscal year ended March 28, 2021 (“fiscal 2021”). All directors attended at least 75% of the meetings of our Board and the committees on which they served. All then-serving directors attended our Annual Meeting of Shareholders virtually in 2020. Our Board encourages, but does not require, director attendance at annual meetings of shareholders.

Leadership Structure of the Board of Directors
Our Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chair of the Board, as the Board believes it is in the best interests of the company to make that determination based on the position and direction of the company and the membership of the Board. The positions of Chief Executive Officer and Chair of the Board are not currently held by the same person. This structure allows us to more fully utilize the skills of Mr. Thompson and ensures a greater active participation of the directors in setting agendas and establishing Board priorities and procedures.

Board Committees
The Board has an Audit Committee, Compensation Committee and Governance and Nominating Committee, each of which is described in more detail below. The current members of each of the committees of the Board are as follows:

Board Member	Audit Committee	Compensation Committee	Governance and Nominating Committee
Patrick H. Hawkins
James A. Faulconbridge (I)	M		C
Mary J. Schumacher (I)	M	C	M
Daniel J. Stauber
Yi "Faith" Tang (I)		M
James T. Thompson, Chair (I)		M	M
Jeffrey L. Wright (I)	C	M	M

I: Independent Director
C: Chair
M: Member

AUDIT COMMITTEE
Audit Committee Members	Representative Functions of the Audit Committee
James A. Faulconbridge Mary J. Schumacher Jeffrey L. Wright, Chair Number of meetings during fiscal 2021: 4
•Select and appoint our independent auditors and meet with the independent auditors and financial management to review the scope of the audit and the audit procedures.
•Provide independent, objective oversight with respect to our company’s accounting and financial reporting functions, internal and external audit functions, systems of internal controls regarding financial matters, and compliance.
•Review annually the responsibilities of the Audit Committee and recommend to our Board any changes to these responsibilities.

•Our Board has determined that all members of the Audit Committee are “independent” as that term is used in Section 10A(m) of the Securities Exchange Act of 1934, as amended, and “Independent Directors” as that term is defined under the applicable listing standards of Nasdaq. Our Board has determined that Messrs. Wright and

Faulconbridge, and Ms. Schumacher, are “audit committee financial experts,” as the term is defined by regulations promulgated by the Securities and Exchange Commission ("SEC").

•The responsibilities of the Audit Committee are set forth in the Audit Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

COMPENSATION COMMITTEE
Compensation Committee Members	Representative Functions of the Compensation Committee
Mary J. Schumacher, Chair Yi "Faith" Tang James T. Thompson Jeffrey L. Wright Number of meetings during fiscal 2021: 4	•Establish compensation policies for our company. •Review and set compensation for our executive officers.

•Our Board has determined that all members of the Compensation Committee are “Independent Directors” as that term is defined under the applicable listing standards of Nasdaq and “non-employee directors” as that term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

•The Compensation Committee retained independent compensation consultant McLagan, which is part of the Rewards Solutions practice at Aon plc ("McLagan"), to provide the Compensation Committee with independent advice regarding industry practices for fiscal 2021. No member of the Board or any executive officer has any affiliation with McLagan. McLagan provides no other services to the company, and reports to the chair of the Compensation Committee. The Compensation Committee has assessed the independence of McLagan in accordance with SEC and Nasdaq rules and regulations and has concluded that no conflict of interest exists that will prevent them from being independent consultants to the Compensation Committee. McLagan advised the Compensation Committee on the principal aspects of our executive compensation components and best practices in executive compensation and provided market information and analysis regarding the competitiveness of levels and components of total compensation for the company’s named executive officers for fiscal 2021. In determining the competitiveness of such compensation, the Compensation Committee reviewed survey data. The company does not benchmark its compensation. The Compensation Committee reviews and considers the information provided by McLagan to understand current compensation practices, levels and structures and to inform its compensation decisions, but not to establish specific compensation parameters based on such data.

•The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the Compensation Committee regarding compensation of our executive officers other than the Chief Executive Officer, but the Chief Executive Officer is not present during voting or deliberations relating to his own compensation. Additional information on the role of the compensation consultants and management in the Compensation Committee’s processes and procedures can be found in the Compensation Discussion and Analysis section below.

•The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

GOVERNANCE AND NOMINATING COMMITTEE
Governance and Nominating Committee Members	Representative Functions of the Governance and Nominating Committee
James A. Faulconbridge, Chair Mary J. Schumacher James T. Thompson Jeffrey L. Wright Number of meetings during fiscal 2021: 4
•Identify individuals qualified to become directors and recommend nominees to our Board for election at annual meetings of shareholders and to fill vacancies
•Monitor developments in director compensation.
•Develop and recommend to our Board corporate governance principles applicable to us.
•Oversee public policy matters and compliance with our Code of Conduct.

•Our Board has determined that all members of the Governance and Nominating Committee are “Independent Directors” as that term is defined under the applicable listing standards of Nasdaq.

•The Governance and Nominating Committee evaluated potential candidates for director nomination on the basis indicated below and recommended to the Board that the director nominees included in this proxy statement be submitted to the shareholders for election at the Annual Meeting.

•The responsibilities of the Governance and Nominating Committee are set forth in the Governance and Nominating Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

Nominating Process
The Governance and Nominating Committee considers candidates for our Board in accordance with our By-Laws, Governance and Nominating Committee Charter and Principles of Corporate Governance, a copy of which is available at our website (www.hawkinsinc.com). Any shareholder seeking to make a director nomination should send the director candidate’s name, credentials and contact information, a signed statement consenting to his or her nomination and agreeing, if elected, to serve as a director, a completed director nominee questionnaire (available from our Secretary upon request) and the other information required by our By-Laws, to our Secretary no later than 90 days prior to the first anniversary of the preceding year’s annual meeting. The proposing shareholder should also include his or her contact information and evidence that the person submitting the nomination is a shareholder of the company.

The Governance and Nominating Committee will evaluate candidates (nominated by shareholders or otherwise) in accordance with the criteria set forth in our By-Laws, Governance and Nominating Committee Charter and Principles of Corporate Governance. Under our Principles of Corporate Governance, we maintain minimum qualifications that the Board, as a group, must meet, including governance, business and professional experience, industry awareness and knowledge and stakeholder awareness. Each director must also have high standards of personal ethics and a commitment to the mission and integrity of the company and be willing and able to devote the necessary time and energy to fulfilling the Board’s responsibility of oversight of the company and its management. In evaluating individual candidates, the Governance and Nominating Committee will consider financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder in our company, “independence” for purposes of compliance with Internal Revenue Service and SEC rules and Nasdaq listing standards, and willingness, ability and availability for service. The Governance and Nominating Committee may engage an outside search firm to assist in identifying and screening new director candidates and coordinating the selection process. The company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Governance and Nominating Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the company’s businesses.

Risk Oversight
The company’s management is responsible for identifying the various risks facing the company, formulating risk management policies and procedures, and managing the company’s risk exposures on a day-to-day basis. The Board is responsible for monitoring the company’s risk management processes by informing itself concerning the company’s material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible, however, for identifying or managing the company’s various risks. The Audit Committee is primarily responsible for monitoring management’s responsibility in the area of financial risk oversight, and financial risk management is a factor the

Board and its Governance and Nominating Committee consider when determining which directors serve on the Audit Committee. Accordingly, management reported to the Board and its Audit Committee on various risk management matters during fiscal 2021. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board. The Audit Committee and the Board focus on the material risks facing the company, including operational, market, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. The Board believes this allocation of responsibility provides an effective and efficient approach for addressing risk management.

Communications with Directors
Shareholders can contact the full Board, the independent directors as a group or any of the individual directors by writing to our Secretary at 2381 Rosegate, Roseville, Minnesota 55113. All communications will be compiled by the Secretary and submitted to the addressees on a periodic basis.
ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRINCIPLES

We are committed to strong environmental, social and governance ("ESG") principles. We recognize that the way we do business impacts our results. Accordingly, we promote and support business practices that are environmentally sustainable, socially conscious, and aligned with strong corporate governance practices. Our Corporate Responsibility report, available on our website (www.hawkinsinc.com), highlights our commitment to ESG principles.

We work to improve the quality of people's lives--from employees, to customers, to the communities where we operate. Recent initiatives have focused on:
•People - our employees are the heart of our business and our long-term success. Safety is our core value and we work to achieve zero recordable injuries. Over the past year, we improved our total recordable incident rate by 17%. We continue to assess and adopt new processes to improve the safety of our employees. The health of our employees is also critical and that is why we moved aggressively to implement protective measures to address the COVID-19 pandemic. We seek to retain our employees through competitive compensation and benefits packages and our values-driven culture.
•Environment - Many of our products are crucial in assisting our customers in reducing their impact on the environment. Our water treatment chemistry ensures that millions of Americans have safe drinking water every day and cleans the wastewater before it enters our lakes and streams. Many of our products help our customers meet their environmental sustainability goals.
•Community Impact - With more than 740 employees, we believe our greatest asset for driving change is the commitment of our employees to driving positive impact in their communities. We sponsor and support numerous charitable organizations and our employees donate their time. These contributions help to support the work of nonprofit organizations of all sizes, working in areas such as youth activities, disaster response, hunger prevention, and food safety.

At the Board level, our Governance and Nominating Committee oversees sustainability and social responsibility. At the management level, our Chief Financial Officer and General Counsel, who report directly to our Chief Executive Officer, have general oversight responsibility with respect to matters of sustainability and social responsibility.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has (i) reviewed and discussed our audited financial statements for fiscal 2021 with both our management and Grant Thornton LLP (“Grant Thornton”); (ii) discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; (iii) received from Grant Thornton the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with Grant Thornton its independence; and (iv) considered whether the non-audit services provided by Grant Thornton are compatible with maintaining the independence of Grant Thornton.

Based on the review and discussions described above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for fiscal 2021 for filing with the SEC.
Jeffrey L. Wright (Chair)         James A. Faulconbridge         Mary J. Schumacher
Audit Committee of the Board of Directors

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES
Our Audit Committee dismissed KPMG LLP ("KPMG") as our independent registered public accounting firm effective May 20, 2020. Neither of KPMG's reports on our financial statements for fiscal years ended March 29, 2020 ("fiscal 2020") or March 31, 2019 ("fiscal 2019") contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. During fiscal years 2020 and 2019 and through May 20, 2020, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to KPMG's satisfaction, would have caused KPMG to make reference to the subject matter in connection with its reports on our financial statements for such periods. During the same periods, there were no reportable events of the type set forth in Item 304(a)(1)(v) of Regulation S-K.

We provided KPMG with a copy of the statements made above and requested that KPMG furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. The letter from KPMG was filed as Exhibit 16.1 to our Current Report on Form 8-K filed on February 11, 2020.

On May 20, 2020, our Audit Committee approved the engagement of Grant Thornton as our independent registered public accounting firm for fiscal 2021. During fiscal years 2020 and 2019 and through May 20, 2020, we had not consulted with Grant Thornton with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

The following table shows the aggregate fees billed to us by Grant Thornton for services rendered during fiscal 2021 and by KPMG for services rendered during fiscal 2020. The Audit Committee pre-approved 100% of the services described below.

Description of Fees	Grant Thornton Fiscal 2021 Amount	KPMG Fiscal 2020 Amount
Audit fees	$475,000	$520,000
Audit-related fees (1)	—	5,000
Tax fees	—	—
All other fees (2)	228,817	2,100
Total	$703,817	$527,100
(1) - These fees relate to a Form 8-K filed by us.
(2) - These fees in fiscal 2021 relate to due diligence performed on acquisitions in fiscal 2021 and audits of employee benefit plans, and in fiscal 2020 relate to access to KPMG's accounting research tool.

The Audit Committee’s current practice on pre-approval of services performed by our independent registered public accounting firm is to approve annually all audit services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditors’ independence. As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. The Audit Committee has delegated to its chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the chair must be reported to the Audit Committee.

Representatives of Grant Thornton are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis
The following discussion and analysis describes our compensation objectives and policies and the compensation awarded to the following executive officers (our “named executive officers”) during fiscal 2021:
•Patrick H. Hawkins, Chief Executive Officer and President;
•Jeffrey P. Oldenkamp, Executive Vice President, Chief Financial Officer and Treasurer;
•Richard G. Erstad, Vice President, General Counsel and Secretary;
•Shirley A. Rozeboom, Vice President - Health & Nutrition; and,
•Drew M. Grahek, Vice President - Operations.

Overview
Our executive compensation program is designed to attract and retain executives who will lead our company to achieve long-term success and growth in shareholder value. Consistent with that goal, our executive compensation program is based on company, business unit and individual performance to align the interests of our executive officers with those of our shareholders and is used to encourage our executive officers to stay with the company. Our executive compensation program currently includes a mix of elements that rewards current results as well as motivates long-term performance through an appropriate balance of base pay and performance-based variable compensation. Our performance-based variable compensation consists of a short-term component that provides incentives relative to superior current business results as well as personal performance, and a long-term incentive plan that motivates long-term performance and aligns business objectives with the interests of our shareholders. During fiscal 2021, the compensation committee did not make any significant changes to its executive compensation policies or to the structure of our executive compensation program, having taken into account, among other things, the fact that the holders of over 95% of the shares voted at each of our last five annual meeting of shareholders approved, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for that annual meeting.
The corporate performance measure for fiscal 2021 for purposes of both the non-equity and equity-based incentive arrangements was income before income taxes, adjusted to remove the impact of acquisitions. Because actual performance exceeded the maximum performance level, our named executive officers received payouts of 200% of the targeted payout level under the corporate performance measure of our annual non-equity incentive compensation arrangement, and earned 150% of the targeted number of restricted shares issuable in settlement of the performance-based restricted stock units granted for fiscal 2021, as described below. Both of these payouts were the maximum payouts allowed, as income before income taxes exceeded the maximum level.

Operating income for our Health and Nutrition segment was $17.2 million for fiscal 2021, as compared to $4.8 million for fiscal 2020. The Compensation Committee utilized an operational measure of business unit profitability, which includes operating income as a component of that profitability measure, as the performance measure for the business unit performance portion of the non-equity incentive compensation arrangement for our Vice President - Health and Nutrition.

The actual performance against that operating measure exceeded the maximum level for the Health and Nutrition segment, and as a result our Vice President - Health and Nutrition received a maximum payout under the business unit performance measure of our annual non-equity incentive compensation arrangement.

Fiscal 2021 Performance-Based Compensation
Performance Measure		Target Performance Level (in thousands)	Actual Performance (in thousands)	Percentage of Targeted Non-Equity Incentive Earned	Percentage of Targeted Restricted Shares Earned
Corporate Objective	Income before income taxes	$41,800	$54,603	200.0%	150.0%
Business Unit Objective	Health and Nutrition Group Operational Profitability Measure	$8,427	$19,093	200.0%	n/a

Determining Executive Compensation for Fiscal 2021
The Compensation Committee does not benchmark the total compensation or any individual element of compensation for our executives. It also does not apply a mechanical formula or target a specific amount relative to comparative data for any individual nor does it target a specific amount or relative weight for any component of compensation. Rather, the Compensation Committee members review and consider broad-based third-party survey data to understand current compensation practices, levels and structures and thereby inform its compensation decisions, but not to establish specific compensation parameters based on such data. In fiscal 2021, the broad-based survey data reviewed by the Compensation Committee was collected by independent compensation consultant McLagan, a compensation consulting firm, which also provided the Compensation Committee with independent advice on industry practices. McLagan provided no other services to the company in fiscal 2021. The Compensation Committee did not use the information provided to it by McLagan in a formulaic manner, but instead used the information to inform its judgment regarding the appropriate levels and components of total compensation for the company’s executive officers. The Compensation Committee considered all elements of compensation together and utilized the members’ experience and judgment in determining the total compensation opportunity and mix of compensation elements appropriate for each executive officer in light of our compensation objectives.

The Compensation Committee viewed the information provided by McLagan as one of a number of tools available to the Committee in assessing executive compensation. The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the Compensation Committee regarding compensation of our executive officers other than the Chief Executive Officer. Our Chief Executive Officer participates in some of the Compensation Committee’s deliberations regarding compensation for our other executive officers, although all determinations are made by the Compensation Committee. Our Chief Executive Officer is not present during voting or deliberations relating to his own compensation.

Elements of Named Executive Officer Compensation
The following table outlines the key components of our compensation program for our named executive officers (excluding health and similar benefits, which are generally available to all employees).

	Compensation Element	Purpose	Key Characteristics
Fixed Component	Base Salary	Provides a pay opportunity that is generally competitive with the companies with which we compete for talent	Determined by responsibility, level of position, competitive pay assessment and individual performance
Performance-Based Component	Annual Non-Equity Incentive Compensation (short-term emphasis)	Rewards the achievement of operational and other performance goals

		Motivates performance by delivering greater rewards for superior Company and business unit performance, while delivering reduced or no awards for Company or business unit underperformance	Annual cash award, which for fiscal 2021 was subject to achievement of Company and business unit performance goals
Performance-Based Restricted Stock Unit Awards (long-term emphasis)	Aligns compensation to long-term shareholder value and stock price appreciation

		Motivates performance by delivering greater rewards for superior Company performance, while delivering reduced or no awards for Company underperformance	One-year performance measurement period, and two-year additional vesting period following issuance of restricted stock

The following shows the relative value of the various compensation components at target for fiscal 2021 (base salary, performance-based equity incentive compensation and performance-based cash incentive compensation).

In addition to the above elements, our executive compensation program for the last fiscal year also included contributions to long-term benefit plans and other benefits, which are discussed in greater detail below.

Base Salary
We provide base salaries to our named executive officers to compensate them for fulfilling their primary responsibilities and to provide financial stability. The Compensation Committee annually reviews, and adjusts as appropriate, base salaries for our executive officers. In May 2020, the Compensation Committee froze the salaries of our named executive officers due to the uncertainty around COVID-19 and did not make any increases. In August 2020, the Compensation Committee approved an increase to Mr. Grahek's base salary to $300,000, an increase of 15%, in connection with increased responsibilities in Mr. Grahek's role. In October 2020, the Compensation Committee promoted Mr. Oldenkamp to Executive Vice President, Chief Financial Officer and Treasurer and with that change approved an increase in base salary for Mr. Oldenkamp to $400,000, an increase of 11%.

Annual Non-Equity Incentive Compensation
Annual non-equity incentive compensation is a key component of our executive compensation strategy. The purpose of annual non-equity incentive compensation is to provide cash compensation that is variable based on the achievement of performance goals established by the Compensation Committee. Our executive officers do not have a contractual right to receive a fixed incentive compensation payment for any fiscal year.

Our non-equity incentive arrangement (described below) provides for no payout to executive officers unless a specified portion of the target is achieved and allows for a significantly increased payout if the target is exceeded. The cash incentive payments are determined and paid following the completion of our annual audit.

For fiscal 2021, the Compensation Committee designated financial performance goals, including a corporate pre-tax income performance measure and, for each named executive officer in charge of a business unit (which in fiscal 2021 included only our Vice President - Health and Nutrition), an operational measure of business unit profitability, as well as individual objectives for determining whether a cash incentive payment would be paid under the arrangement and in what amount.

The annual cash incentive payment opportunities for our named executive officers were based on the following percentages of base salary for fiscal 2021:

Position	Threshold Annual Cash Incentive Payment	Target Annual Cash Incentive Payment	Maximum Annual Cash Incentive Payment
Chief Executive Officer	50%	100%	200%
Chief Financial Officer	37.5%	75%	150%
General Counsel	20%	40%	80%
Vice President - Health and Nutrition	30%	60%	120%
Vice President - Operations	20%	40%	80%

The Compensation Committee established the payment opportunities for each of the named executive officers based on the relative scope of his or her responsibilities and resulting ability to impact the company’s performance. The Compensation Committee established a higher percentage payment opportunity for the Chief Executive Officer to reflect his significant responsibilities regarding the creation and implementation of long-term strategic direction for the entire company. As part of his promotion in October 2020, the target percentage for the Chief Financial Officer was increased from 50% to 75% in fiscal 2021, and was pro-rated based on the timing of his promotion.

The Compensation Committee determined that 100% of the annual cash incentive payment opportunities for our Chief Executive Officer, Chief Financial Officer, General Counsel and Vice President - Operations for fiscal 2021 should be based upon corporate performance against the pre-tax income goal to reflect their significant company-wide responsibilities and resulting ability to impact the overall success of the company.

The Compensation Committee determined that 50% of the annual cash incentive payment opportunity for our Vice President - Health and Nutrition for fiscal 2021 should be based upon company-wide performance and 50% should be based upon the profitability of her business unit to reflect her dual roles as leader of her business unit and as members of the company’s overall executive management team.

In addition, the Compensation Committee determined that an additional discretionary bonus would be paid to each named executive officer based upon their overall job performance and meeting individual objectives, as well as additional efforts required to manage the business throughout the COVID-19 pandemic.

No annual cash incentive payments are made unless the threshold level of 80% of the respective target performance level is achieved. Performance between 80% and 100% of the respective target results in a payout on a sliding scale from 50% of the target level cash incentive payment for exactly achieving 80% of the performance target to 100% of the target level cash incentive payment for exactly achieving the respective target performance level (e.g., achieving 90% of the performance target will lead to a payout of 75% of the target level cash incentive payment). Performance between 100% and 120% of the respective target results in a payout on a sliding scale from 100% of the target level cash incentive payment for exactly meeting the performance target to 200% of the target level cash incentive payment for exceeding the performance target by 20% (e.g., achieving 105% of performance target will lead to a payout of 125% of the target level cash incentive payment). Performance over 120% of the applicable performance target does not result in any additional annual cash incentive payment.

Corporate and Business Unit Financial Measures. The corporate performance portion of the annual cash incentive payment was based on our company-wide results for fiscal 2021 as measured by income before income taxes, adjusted to remove the impact of current year acquisitions, as compared to a targeted level of the same financial measure for that period. For our Health and Nutrition segment, the business unit performance portion of the annual cash incentive payment was based on an operational measure of business unit profitability for fiscal 2021 that measures operating income excluding certain costs allocated by corporate as compared to a targeted level of such operational profitability for that period. In each case, the targeted levels of performance were based on the level of anticipated performance that was derived from the company’s annual operating plan. The corporate and business unit financial goals for fiscal 2021 and the actual performance against those goals are summarized below (amounts in thousands).

Financial Measure	Threshold Performance Level	Target Performance Level	Maximum Performance Level	Actual Performance Achieved
Income before Income Taxes	$33,440	$41,800	$50,160	$54,603
Health and Nutrition Group Operational Performance Measure	$6,742	$8,427	$10,112	$19,093

The Compensation Committee set these target performance levels to ensure that a substantial portion of each named executive officer’s cash compensation is tied to corporate and business unit performance, as appropriate, and to provide our named executive officers with a performance-based opportunity to achieve market-competitive total compensation. The Compensation Committee determined that income before income taxes was the best measure of overall corporate financial performance and that the operational profitability measure described above was the best measures of business unit financial performance.

Because our income before income taxes exceeded the maximum level for the 2021 fiscal year, our named executive officers received 200% of the targeted payout under the corporate financial measure for fiscal 2021. Because business unit operational profitability performance for the Health and Nutrition Group also exceeded the maximum level, Ms. Rozeboom received 200% of her targeted payout under the business unit financial measure.

While the Compensation Committee has discretion to adjust the final payouts under the program, it has not typically done so, and did not do so for fiscal 2021.

Annual Equity Awards
Our equity incentive compensation program is designed to:
•align the interests of the participants with those of our shareholders,
•provide incentives for the retention of our named executive officers,
•establish a minimum level of performance for payouts,
•provide an opportunity for increased payouts for performance in excess of established targets, and
•provide an equity incentive program that is competitive with the programs provided by companies with whom we compete for talent.

For fiscal 2021, as had been the case in prior years, the equity incentive award program consisted of grants of performance-based restricted stock units that would vest based on company performance during the current fiscal year and would be settled in shares of restricted stock that would vest after two more years of service. The Compensation Committee determined, with the assistance of McLagan, to continue granting performance-based restricted stock units to our named executive officers so that a significant portion of each named executive officer’s compensation would be performance-based.

For fiscal 2021, the target number of shares to be issued to each named executive officer pursuant to his or her performance-based restricted stock unit award was based on a percentage of the executive’s base salary and converted into a target number of shares based on the closing price of a share of our common stock on the date of grant. The resulting awards, made by the Compensation Committee in May 2020, provided that each named executive officer would receive up to a maximum number of shares of restricted stock based on our performance during the fiscal year against the same pre-tax income target used in the annual non-equity incentive program described above.

The actual number of restricted stock units that would vest and be settled on a one-for-one basis in shares of restricted stock was based on a sliding scale for the relevant income above or below the target level, and was subject to minimum threshold and maximum settlement amounts. For fiscal 2021, the target was set at $41.8 million, the same level as our target used for our non-equity incentive plan arrangement described above, while our actual performance was $54.6 million. If our actual results were less than 80% of the target in fiscal 2021, then no restricted stock units would vest and be settled in shares of restricted stock. If our actual results were between 80% and 100% of the target in fiscal 2021, then a number of restricted stock units would have vested and been settled in restricted stock based on a sliding scale between 50% and 100% of the target number of restricted stock units. If our actual results were between 100% and 120% of the target in fiscal 2021, then a number of restricted stock units would have vested and been settled in restricted stock based on a sliding scale between 100% and 150% of the target number of restricted stock units. Because our actual results exceeded the maximum performance level in fiscal 2021, the named executive officers each received restricted shares equal to 150% of the target number of restricted stock units.

The Compensation Committee established the following performance-based restricted stock unit award amounts for the executive officers for fiscal 2021:

Position	Target % of Base Salary	Minimum Units	Target Units	Maximum Units	Units Vested and Restricted Shares Actually Issued
Chief Executive Officer	100%	13,379	26,758	40,137	40,137
Chief Financial Officer	65%	6,270	12,540	18,810	18,810
General Counsel	65%	5,034	10,068	15,102	15,102
Vice President - Health and Nutrition	40%	2,949	5,898	8,847	8,847
Vice President - Operations	40%	2,782	5,564	8,346	8,346

In the event of a “fundamental change” (as defined below) involving the company, each performance-based restricted stock unit award will vest immediately at 100% of its target if the Compensation Committee determines that the fundamental change will not result in the continuation of the performance-based restricted stock unit award. Any outstanding shares of restricted stock issued in settlement of vested performance-based restricted stock unit awards will also immediately vest under the same circumstances. If a performance-based restricted stock unit award is continued after a fundamental change, but, in connection with the fundamental change, an executive is terminated without cause or resigns for good reason during the applicable performance period or prior to the final vesting of the restricted shares, then the performance-based restricted stock unit award or any restricted stock issued in settlement of vested performance-based restricted stock unit awards will vest in the same manner. We believe that these triggers in our performance-based restricted stock unit award notices in connection with a fundamental change strike an appropriate balance between company and shareholder concerns about executive retention in the event of a fundamental change and an executive’s legitimate concerns regarding termination or diminution of duties as a result of a fundamental change or a change in control. In our 2019 Equity Incentive Plan, “fundamental change” generally includes any one of the following, unless otherwise provided in an award agreement:
•the consummation of a corporate transaction, subject to certain exceptions;
•any person or group becomes the beneficial owner of more than 50% of the combined voting power of the company, subject to certain exceptions; or

•continuing directors cease to constitute a majority of the members of our Board.

“Corporate transaction” means any dissolution or liquidation of the company, sale of substantially all of its assets, merger or consolidation involving the company, or statutory share exchange involving company stock. Similarly, “continuing director” means an individual who is, as of the effective date of the 2019 Equity Incentive Plan, a director of the company, or who becomes a director after such effective date and whose initial election, or nomination for election by the company’s shareholders, was approved by at least a majority of the then continuing directors, but excluding anyone whose initial assumption of office occurs as a result of an actual or threatened election contest solicitation of proxies or consents by a person other than our Board.

Severance Arrangements
Our Compensation Committee has adopted an Executive Severance Plan covering our Chief Executive Officer and certain other key employees, including all of our named executive officers. We believe that the benefits provided by the Executive Severance Plan help attract executive talent and create an environment that provides for adequate business transition, stability and knowledge transfer during times of uncertainty or change. The terms of our Executive Severance Plan are described in greater detail under the heading "Potential Payments Upon Termination or Change in Control."

Contribution to Long-Term Benefit Plan
All of our named executive officers participate in the 401(k) component of our Profit Sharing Plan, which is available to the majority of our other non-bargaining unit employees. Our eligible named executive officers also participate in our nonqualified deferred compensation plan covering employees who were hired on or before April 1, 2012 and are classified as “highly compensated employees” as determined by the Internal Revenue Service (“IRS”). Named executive officers hired after April 1, 2012 are not eligible to participate in the nonqualified deferred compensation plan but instead may be eligible to participate in the profit sharing component under the Hawkins, Inc. Employee Stock Ownership Plan and Trust ("ESOP"), which we refer to as the "Profit Sharing Plan" and the ESOP. Mr. Hawkins and Mr. Erstad are the only named executive officers eligible to participate in the non-qualified deferred compensation plan, while Mr. Oldenkamp and Mr. Grahek are the only named executive officers eligible to participate in the Profit Sharing Plan and ESOP.

Under the plans, our named executive officers who are eligible participate on the same terms as all other eligible employees, with the annual compensation that was used to determine plan benefits capped at the federal tax law limit of $290,000 for fiscal 2021. This limit will be adjusted in future years under federal tax law for cost-of-living increases.

Under our Profit Sharing Plan, we contributed a percentage of each eligible participant’s compensation to an account maintained for the participant under the plan. For fiscal 2021, we made contributions to the Profit Sharing Plan for each of Mr. Oldenkamp and Mr. Grahek equal to 2.5% of their compensation in the plan year, subject to the cap on the plan benefits, resulting in a contribution of $7,125 to each of them. Under the 401(k) component of the Profit Sharing Plan, employee contributions are matched by the company up to a maximum of five percent of the participant’s eligible earnings, subject to IRS limitations. Participant accounts are credited with the appropriate gains or losses resulting from employee-directed investments made by the plan. During fiscal 2021, we made contributions of $14,250 on behalf of each of Mr. Oldenkamp and Mr. Grahek.

Under our ESOP, we may contribute a percentage of each eligible participant’s compensation to the plan, subject to the cap on the plan benefits, which is then credited to individual accounts maintained for participants under the plan. Contributions are made at the discretion of our Board. For fiscal 2021, we made contributions to this plan for each of Mr. Oldenkamp and Mr. Grahek equal to 2.5% of their eligible compensation in the plan year, resulting in a contribution of $7,125 to each of them. Participant accounts are credited with the appropriate gains or losses resulting from the investments made by the plan.

The nonqualified deferred compensation plan is structured to comply with Section 409A. Under the plan, there is no participant deferral of income. All contributions to the plan are made by the company, and are fully vested immediately. Distributions under the plan begin six months after termination of employment, and are made in one lump sum, or in installment payments over three or five years, as chosen by the participant prior to their entry into the plan. Participant accounts are credited with the appropriate gains or losses resulting from the participant-directed investments made under the plan. Participants may change their investment selections on a daily basis. Under the plan, for fiscal 2021 we made contributions to this plan equal to 10% of each participant’s eligible compensation in the plan year, subject to the cap on the plan benefits, resulting in a contribution of $28,500 on behalf of each of Mr. Hawkins and Mr. Erstad.

Other Benefits
The Compensation Committee believes that we must offer a competitive benefits program to attract and retain our executive officers. During fiscal 2021, we provided medical and other health and welfare benefits to our executive officers that are generally available to our other employees.

The only perquisite we offer to our executive officers is the personal use of a company car.

Other Agreements and Policies
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” which includes any person who served as chief executive officer or chief financial officer at any time during a taxable year, as well as any person who was ever identified as a covered employee in 2017 or any subsequent year. The total compensation of our Chief Executive Officer and our Chief Financial Officer in fiscal 2021 exceeded $1 million, and as a result the amount in excess of $1 million is not deductible for taxes.

The Compensation Committee considers the anticipated tax treatment to our company when determining executive compensation and seeks to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with our compensation policies and what we believe is in the best interests of our shareholders. The Compensation Committee believes that shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to the company. The Compensation Committee’s ability to continue to provide a competitive compensation package to attract, motivate and retain the company’s most senior executives is considered critical to the company’s success and to advancing the interests of its shareholders.

Section 409A of the Internal Revenue Code also affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee’s income, as well as certain penalties and interest. Our nonqualified deferred compensation arrangements meet the requirements of Section 409A.

Risks Arising from Compensation Policies and Practices
Our management annually conducts an evaluation of the risks arising from our company-wide compensation policies and practices with respect to employees. Management prepared an analysis of our compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company. In connection with its risk oversight role, our Compensation Committee reviewed and agreed with management’s analysis and conclusions.

Hedging Prohibitions
Each of our directors, officers, other employees and their designees are prohibited from (i) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities and (ii) otherwise engaging in transactions that hedge or offset, or are designed to hedge of offset, any decrease in the market value of our equity securities. Notwithstanding the foregoing, portfolio diversification transactions and investments in broad-based index funds is generally permitted. The prohibition applies to securities granted to the covered persons as part of compensation for their service to the company plus any other Company securities held by them, whether directly or indirectly.

Other Prohibited Transactions
Our policies also prohibit executive officers and directors from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Compensation Committee Report
The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on
Form 10-K.
Mary J. Schumacher (Chair)      Yi "Faith" Tang          James T. Thompson      Jeffrey L. Wright
Compensation Committee of the Board of Directors

Summary Compensation Table
The following table sets forth compensation information for our last three completed fiscal years of our named executive officers identified for fiscal 2021.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)(c)	Non-Equity Incentive Plan Compensation ($)(d)	All Other Compensation ($)(e)	Total ($)
Patrick H. Hawkins	2021	500,000	100,000	499,839	1,000,000	57,742	2,157,581
Chief Executive Officer and President	2020	500,000	—	499,967	817,086	56,873	1,873,926
	2019	425,000	35,000	424,981	573,750	58,006	1,516,737
Jeffrey P. Oldenkamp	2021	376,667	100,000	234,247	460,000	43,596	1,214,510
Executive Vice President, Chief Financial Officer and Treasurer	2020	360,500	—	234,291	294,559	43,010	932,360
	2019	350,000	25,000	227,476	315,000	50,973	968,449
Richard G. Erstad	2021	289,430	25,000	188,070	231,544	57,565	791,609
Vice President, General Counsel and Secretary	2020	289,430	—	188,108	186,876	55,591	720,005
	2019	281,000	—	182,645	202,320	54,837	720,802
Shirley A. Rozeboom	2021	275,600	25,000	110,175	330,720	21,662	763,157
Vice President – Health and Nutrition	2020	—	—	—	—	—	—
	2019	—	—	—	—	—	—
Drew M. Grahek	2021	283,333	25,000	103,936	226,667	40,693	679,629
Vice President – Operations	2020	—	—	—	—	—	—
	2019	—	—	—	—	—	—
(a)The amounts shown represent discretionary cash bonuses approved by the Compensation Committee.
(b)Amounts represent the aggregate grant date fair value of awards made each fiscal year, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. See Note 10, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2021 for a description of our accounting for these awards and the assumptions used in valuing the awards.
(c)Amounts include the grant date fair value of a performance-based restricted stock unit award granted during the respective fiscal year, with such value computed based on the estimated probable outcome of the applicable performance conditions as of the grant date. The following table shows the grant date fair values of the performance-based restricted unit awards granted in fiscal 2021 as reported, and what such values would have been assuming the highest level of performance conditions would be achieved:

Name	Amount Reported	Maximum Amount
Patrick H. Hawkins	$499,839	$749,759
Jeffrey P. Oldenkamp	$234,247	$351,371
Richard G. Erstad	$188,070	$282,105
Shirley A. Rozeboom	$110,175	$165,262
Drew M. Grahek	$103,936	$155,903
(d)See the description of target levels of corporate performance, business unit performance and individual objectives, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis above. The amounts reported for fiscal 2021 were paid in fiscal 2022 promptly after approval by the Compensation Committee.

(e)Amounts reported for fiscal 2021 include:
•Contributions by the company on behalf of each of each of our named executive officers to our nonqualified deferred compensation plan, profit sharing plan, ESOP and employer matching contributions to our 401(k) plan, if applicable, as set forth below.

Name	Nonqualified Deferred Compensation Plan	Profit Sharing Plan	ESOP	Employer Matching Contribution to 401(k)
Patrick H. Hawkins	$28,500	$—	$—	$14,250
Jeffrey P. Oldenkamp	$—	$7,125	$7,125	$14,250
Richard G. Erstad	$28,500	$—	$—	$14,250
Shirley A. Rozeboom	$—	$—	$—	$14,250
Drew M. Grahek	$—	$7,125	$7,125	$14,250
•The remaining amount included for each individual, if any, consists of the personal value of a company-provided car (based on the incremental cost to the company, calculated as the personal use portion of the amortized cost of acquiring and operating the car). For income tax purposes, the amount included in the executive officer’s income is based on IRS regulations. The company does not provide the named executive officers with any tax reimbursement or gross-up of this amount.

Grants of Plan-Based Awards
The following table sets forth information concerning grants of plan-based awards to our named executive officers during fiscal 2021.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			Grant Date Fair Value of Stock Awards ($)(c)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Patrick H. Hawkins	5/20/2020	250,000	500,000	1,000,000
	5/20/2020				13,379	26,758	40,137	499,839
Jeffrey P. Oldenkamp	5/20/2020	115,000	230,000	460,000
	5/20/2020				6,270	12,540	18,810	234,247
Richard G. Erstad	5/20/2020	57,886	115,772	231,544
	5/20/2020				5,034	10,068	15,102	188,070
Shirley A. Rozeboom	5/20/2020	82,680	165,360	330,720
	5/20/2020				2,949	5,898	8,847	110,175
Drew M. Grahek	5/20/2020	56,667	113,333	226,666
	5/20/2020				2,782	5,564	8,346	103,936

(a)Awards represent potential payments under our annual non-equity incentive arrangement for fiscal 2021. Potential payments are based on specified levels of performance against corporate, business unit and individual objectives, as applicable, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis. The actual amounts earned for fiscal 2021 are the sole components of “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above. Except in the case of death or retirement, executives must be employed on the date the payments are made (typically in May or June of each year with respect to the most recently completed fiscal year) to be eligible for a payment. The threshold, target and maximum payments are based on the plan’s requirements, which were 50%, 100% and 200% of base salary, respectively, for our Chief Executive Officer; 25%, 50% and 100% of base salary, respectively, for the CFO for the first seven months of the fiscal year and 37.5%, 75% and 150% of base salary, respectively, for the CFO, for the last five months of the year, in connection with his promotion in October 2020; 20%, 40% and 80% of base salary, respectively, for the General Counsel and the Vice President - Operations; and 30%, 60% and 120% for the Vice President - Health and Nutrition Group. The amounts shown in the table above for Mr. Oldenkamp and Mr. Grahek are prorated based on their salary and/or target adjustments made mid-year.

(b)Awards represent potential issuances of shares of restricted stock in settlement of performance-based restricted stock unit awards granted for fiscal 2021 under our 2019 Equity Incentive Plan. The number of restricted shares to be issued was based on the degree to which we achieved specified levels of income before taxes during fiscal 2021. See “Annual Equity Awards” in the Compensation Discussion and Analysis for the performance goals applicable to the performance-based restricted stock units granted for performance in fiscal 2021. Additional terms of the outstanding performance-based restricted stock units are described in Note (a) to the Outstanding Equity Awards table. The number of restricted shares actually earned by each individual for fiscal 2021 performance was 150% of target, and is as follows: Mr. Hawkins, 40,137 shares; Mr. Oldenkamp, 18,810 shares; Mr. Erstad, 15,102 shares; Ms. Rozeboom, 8,847 shares; and Mr. Grahek, 8,346 shares. Restricted shares underlying restricted stock units are not entitled to dividends until after the underlying shares have been issued.
(c)Grant date fair value for performance-based restricted stock units was determined in accordance with FASB ASC Topic 718. For the performance-based restricted stock units, the actual number of restricted shares that could be earned ranged from 0% to 150% of the target amount. For the performance-based restricted stock units, the amount reported is based on the assumed probable outcome of the performance conditions assessed as of the grant date of the performance-based restricted stock units.

Outstanding Equity Awards at 2021 Fiscal Year-End
The following table sets forth certain information concerning outstanding equity awards held by our named executive officers as of March 28, 2021.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock that Have Not Vested ($)(b)
Patrick H. Hawkins	121,287	4,059,576
Jeffrey. P. Oldenkamp	59,548	1,993,072
Richard G. Erstad	47,810	1,600,201
Shirley A. Rozeboom	17,771	594,795
Drew M. Grahek	19,808	662,974
(a)The number of shares shown consists of shares of restricted stock actually issued in settlement of the performance-based restricted stock unit awards granted for fiscal years 2019, 2020 and 2021. The restricted shares issued in settlement of the performance-based restricted stock unit awards vest 100% on approximately the first day of the third fiscal year following the fiscal year to which the awards pertain. The shares granted for fiscal 2019 vested on March 29, 2021. The shares granted for fiscal 2020 will vest on April 4, 2022. The shares granted for fiscal 2021, which were issued on May 20, 2021, will vest on April 3, 2023. The number of restricted shares vesting on each of those dates for each of the named executive officers is as follows:

	Number of Shares Vesting on:
Name	March 29, 2021	April 4, 2022	April 3, 2023
Patrick H. Hawkins	40,668	40,482	40,137
Jeffrey. P. Oldenkamp	21,768	18,970	18,810
Richard G. Erstad	17,478	15,230	15,102
Shirley A. Rozeboom	—	8,924	8,847
Drew M. Grahek	5,148	6,314	8,346
The unvested restricted shares generally will be forfeited in their entirety if the executive officer departs the company before the end of the applicable vesting period, except that the vesting of the units and restricted shares may be accelerated upon the occurrence of certain events described below under “Potential Payments Upon Termination or Change in Control”.
(b) Based on closing price of our common stock of $33.47 per share as reported by Nasdaq on March 26, 2021, the last business day of fiscal 2021.

Stock Vested
The following table provides information concerning the aggregate number of shares of restricted stock that vested for each of our named executive officers during fiscal 2021, and the aggregate dollar values realized by each of our named executive officers upon such vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($) (b)
Jeffrey P. Oldenkamp	10,526	197,468
(a) The shares vesting in fiscal 2021 were related to a special grant issued to Mr. Oldenkamp in fiscal 2018, which shares vested on April 1, 2020.
(b) Amounts in this column are based on the fair market value of a share of our common stock on the date of vesting of $18.76 per share.

Nonqualified Deferred Compensation
The nonqualified deferred compensation plan is structured to comply with Section 409A. Under the plan, there is no participant deferral of income. All contributions to the plan are made by the company and are fully vested immediately. Distributions under the plan begin six months after termination of employment, and are made in one lump sum, or in installment payments over three or five years, as chosen by the participant prior to their entry into the plan. Participant accounts are credited with the appropriate gains or losses resulting from the participant-directed investments made under the plan. Participants may change their investment selections on a daily basis. Under the plan, for fiscal 2021 we made contributions to this plan equal to 10% of each participant’s eligible compensation in the plan year, resulting in a contribution of $28,500 on behalf of each eligible named executive officer.

The following table provides information concerning nonqualified deferred compensation for each of our eligible named executive officers for fiscal 2021. Contributions to this plan were made after the end of fiscal 2021, and thus the aggregate balance at fiscal 2021 year end shown below does not include fiscal 2021 contributions yet to be made.

Name	Registrant Contributions for Fiscal 2021 (a)	Aggregate Earnings in Fiscal 2021 (b)	Aggregate Balance at Fiscal 2021 Year End (c)
Patrick H. Hawkins	$28,500	$53,528	$157,641
Richard G. Erstad	$28,500	$31,392	$139,805
(a) Amounts included as nonqualified deferred compensation are included in “all other compensation” in the Summary Compensation Table above.
(b) Amounts deferred are credited with earnings from measuring investments selected by the participant from a collection of unaffiliated mutual funds identified by the company. The nonqualified deferred compensation plan does not credit above market earnings or preferential earnings to amounts deferred. The returns on the investment alternatives available to participants during fiscal 2021 ranged from 0.1% to 87.7%, with a median return of 42.7% for fiscal 2021. Participants may change their investment selections on a daily basis.
(c) Includes aggregate contributions made for each eligible named executive officer of $109,000 prior to the end of fiscal 2021, as reported in the Summary Compensation Table in the prior years.

Agreements with Executive Officers
In connection with adjustments made following our acquisition of our Health and Nutrition business in fiscal 2016, we entered into a long-term incentive agreement with Ms. Rozeboom. Under the terms of the agreement, Ms. Rozeboom will receive a lump sum payment of $500,000 upon maintaining employment in good standing to her 63rd birthday (in 2025), subject to pro-ration in the case of her earlier death, disability or termination without cause.

Potential Payments Upon Termination or Change in Control
Our Compensation Committee has adopted an Executive Severance Plan covering our Chief Executive Officer and certain other key employees, including all of our named executive officers. Executives covered by the plan are eligible to receive specified payments and benefits if their employment is terminated (1) by us without “cause” at any time or (2) by them for “good reason” within a period beginning 30 days before and continuing until two years after a “change in control” as described below. In addition, award agreements for our equity incentive awards provide for accelerated vesting and exercisability of such awards in connection with an individual’s termination of employment due to death or disability, or under certain circumstances in connection with a “fundamental change” (as defined in the “Compensation Discussion and Analysis” above) involving the company, as described below.

Potential Payments under Executive Severance Plan
Under the terms of the Executive Severance Plan, the Compensation Committee is responsible for assigning each executive to one of four tiers, which determines the duration of salary continuation for which an executive may be eligible. Mr. Hawkins has been assigned to Tier 1, Mr. Oldenkamp, Mr. Grahek and Ms. Rozeboom have been assigned to Tier 3 and Mr. Erstad has been assigned to Tier 4. Tiers 1 and 2 provide for a salary continuation period of 18 months in the case of a termination without cause not due to change in control and 24 months in the case of a termination (without cause or for good reason) due to change in control. Tiers 3 and 4 provide for a salary continuation period of 12 months in the case of termination without cause not due to change in control and 18 months in the case of termination (without cause or for good reason) due to change in control.

Under the Executive Severance Plan, “cause” means:
•the executive’s willful and material failure or refusal during his or her employment to carry out any reasonable directive of the Board;
•any willful and material failure by the executive during his or her employment to comply with any material policy, rule or code of conduct generally applicable to our employees or to our management employees, which failure is materially and demonstratively injurious to our financial condition or business reputation;
•the executive’s embezzlement or misappropriation of our funds or any other willful act or omission by the executive which is materially injurious to our financial condition or business reputation; or
•the executive’s conviction or confession of an act or acts constituting a felony under the laws of the United States or any state thereof related to our business or which is materially injurious to our financial condition or business reputation.

The payments and benefits that would be paid to an executive under the Executive Severance Plan as a result of a termination of employment without cause not due to a change in control include (1) base salary for the salary continuation period associated with the executive’s tier, (2) COBRA continuation coverage for medical and dental benefits for a maximum of 18 months (with the executive to be charged the active employee rate for coverage), and (3) the reasonable costs of outplacement services for a maximum of one year.

The additional payments and benefits that would be paid to an executive under the Executive Severance Plan as a result of a qualifying termination of employment in connection with a “change in control” (as defined below) include (1) six additional months of salary continuation, (2) a benefit equal to the annual bonus that would have been received (measured at target) if the executive had remained employed and eligible to receive such bonus for the entire salary continuation period, and (3) a benefit equal to the additional benefit, if any, that would have been received under the nonqualified deferred compensation plan if the executive had remained employed and eligible for the plan for the entire salary continuation period, plus the 401(k) employer matching contributions that would have been received for the salary continuation period if the executive had made 401(k) contributions at least at the rate that would have entitled the executive to the maximum employer matching contributions permitted under the Profit Sharing Plan.

Under the Executive Severance Plan, “change in control” means:
•a dissolution, liquidation, sale of substantially all of our assets or a merger or consolidation of us or a statutory share exchange involving our stock unless, immediately following the transaction, all or substantially all of our beneficial owners immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving or acquiring entity (or its parent) resulting from the transaction in substantially the same proportions as their ownership of us immediately prior to the transaction;
•any person or group, other than (1) one or more of our subsidiaries, or (2) an employee benefit plan (or related trust) sponsored or maintained by us, becomes a beneficial owner of our equity securities representing more than 50% of the combined voting power of our then outstanding voting securities, except that (A) any acquisition of our equity securities directly from us for the purpose of providing financing to us, any formation of a group consisting solely of our beneficial owners as of August 2, 2011, or any repurchase or other acquisition by us of our equity securities that causes any person to become the beneficial owner of more than 50% of our combined voting power, will not be considered a “change in control” unless and until, the person acquires beneficial ownership of additional voting securities of ours after the person initially became the beneficial owner of more than 50% of the combined voting power of our voting securities by one of the means described in this clause (A); and (B) a change in control will occur if a person or group becomes the beneficial owner of more than 50% of our voting securities as the result of a transaction only if the transaction is itself a “change in control” pursuant to the preceding bullet point; or

•individuals who were “continuing directors” cease for any reason to constitute a majority of the members of our Board. “Continuing director” means an individual who was a director as of August 2, 2011 or was nominated or elected by at least a majority of the then continuing directors (other than a person whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents on behalf of anyone other than the Board).

An executive must enter into an agreement with the company that contains covenants against competition, disclosure and solicitation, and a release of claims to qualify for payments and benefits under the Executive Severance Plan.

Under the Executive Severance Plan, a “termination due to change in control” means a termination for good reason or a termination without cause that happens during the 30-day period preceding or the two-year period beginning on the date of a change in control. A “termination for good reason” means a termination of employment by the executive provided the executive has given us written notice of the existence of a condition constituting a “good reason” within 90 days of its first occurrence and we have failed to remedy the condition within 30 days thereafter and the termination occurs not later than the expiration of the two-year period following the initial existence of the condition constituting “good reason.” “Good reason” means any of the following conditions arising without the consent of the executive:
•a material decrease in the executive’s base compensation;
•a material diminution in the executive’s authority, duties, or responsibilities;
•relocation of the executive’s principal office more than 50 miles from its current location; or
•any other action or inaction that constitutes a material breach by us of any terms or conditions of any agreement between us and the executive, which breach has not been caused by the executive.

Potential Accelerated Vesting of Equity Awards
Termination Following a Fundamental Change. All named executive officers with performance-based restricted stock units or shares of restricted stock are entitled to accelerated vesting of the units and the restricted shares following a “fundamental change” involving the company if (i) the awards will not be continued, assumed or replaced in connection with the fundamental change, or (ii) if the awards are continued, assumed or replaced, the executive is involuntarily terminated without cause or resigns for good reason during the applicable performance period or prior to the final vesting of the restricted shares. Under either of these circumstances, a performance-based restricted stock unit award will vest immediately at 100% of its target payout, and any shares of restricted stock issuable in payment of such units or already outstanding as the result of earlier payments of performance-based restricted stock unit awards will also immediately vest. For these purposes, “cause” for termination generally involves the commission of a felony or conviction for a criminal misdemeanor, gross misconduct or fraud that is likely to cause material harm to the company, a material violation of company policies or its code of conduct, or a willful or material breach of any agreement with the company. “Good reason” for resignation generally involves a decrease in base salary, a material diminution in authority, responsibilities or duties, a relocation of one’s principal work location by more than 50 miles, or a material breach by the company of an agreement with the affected executive.

In addition, in connection with a fundamental change involving the company, the Compensation Committee may generally (1) accelerate the vesting of outstanding unvested stock options, (2) make appropriate provision to protect any stock option in a manner that equitably preserves the compensation element of the stock option at the time of the fundamental change, or (3) cancel the stock option in exchange for payment of cash equal to the amount, if any, by which the then current “fair market value” of the shares subject to the option exceeds the aggregate exercise price of the shares covered by the stock option. “Fair market value” per share means the cash plus the fair market value, as determined in good faith by the Compensation Committee, of the non-cash consideration to be received per share by the shareholders of the company upon the occurrence of the fundamental change.

Termination of Employment Due to Death or Disability. All named executive officers with performance-based restricted stock units or shares of restricted stock are entitled to accelerated vesting of the units and the restricted shares upon termination of employment due to death or disability. In the event that the executive officer’s employment with the company ceases due to death or disability during a performance period, then any performance-based restricted stock unit award will vest immediately at 100% of its target payout. Any shares of restricted stock issuable in payment of such units or already outstanding as the result of earlier payments of performance-based restricted stock unit awards will also immediately vest. The company will issue one unrestricted share in exchange for each vested unit.

The following table presents the amounts that would have been received by each named executive officer under the Executive Severance Plan if a termination of the officer’s employment had taken place on the last business day of our most recently completed fiscal year under the following circumstances: termination without cause not in connection with a change in control, death or disability, or termination without cause or for good reason in connection with a change in control.

Compensation Element	Termination Without Cause not in connection with a Change in Control ($)	Death or Disability ($)	Termination Without Cause or for Good Reason in connection with a Change in Control ($)
Salary Continuation Amount (a)
Patrick H. Hawkins	750,000	—	1,000,000
Jeffrey P. Oldenkamp	400,000	—	600,000
Richard G. Erstad	289,430	—	434,145
Shirley A. Rozeboom	275,600	—	413,400
Drew M. Grahek	300,000	—	450,000

Medical and Dental Coverage (b)
Patrick H. Hawkins	23,251	—	23,251
Jeffrey P. Oldenkamp	15,501	—	23,251
Richard G. Erstad	15,505	—	23,258
Shirley A. Rozeboom	377	—	566
Drew M. Grahek	—	—	—

Outplacement Costs (c)
Patrick H. Hawkins	12,500	—	12,500
Jeffrey P. Oldenkamp	12,500	—	12,500
Richard G. Erstad	12,500	—	12,500
Shirley A. Rozeboom	12,500	—	12,500
Drew M. Grahek	12,500	—	12,500

Target Bonus Amount (d)
Patrick H. Hawkins	—	—	1,000,000
Jeffrey P. Oldenkamp	—	—	450,000
Richard G. Erstad	—	—	173,658
Shirley A. Rozeboom	—	—	248,040
Drew M. Grahek	—	—	180,000

Profit Sharing / 401(k) Contribution (e)
Patrick H. Hawkins	—	—	87,000
Jeffrey P. Oldenkamp	—	—	43,500
Richard G. Erstad	—	—	65,250
Shirley A. Rozeboom	—	—	21,750
Drew M. Grahek	—	—	43,500

Acceleration of Equity Awards (f)
Patrick H. Hawkins	—	3,611,681	3,611,681
Jeffrey P. Oldenkamp	—	1,783,215	1,783,215
Richard G. Erstad	—	1,431,713	1,431,713
Shirley A. Rozeboom	—	496,092	496,092
Drew M. Grahek	—	569,860	569,860

Total
Patrick H. Hawkins	785,751	3,611,681	5,734,432
Jeffrey P. Oldenkamp	428,001	1,783,215	2,912,466
Richard G. Erstad	317,435	1,431,713	2,140,524
Shirley A. Rozeboom	288,477	496,092	1,192,348
Drew M. Grahek	312,500	569,860	1,255,860
(a)Amounts determined by multiplying the executive’s base salary times the number of months in the applicable salary continuation period.

(b)Amounts determined by multiplying the difference between the full cost of the insurance to the company and the amounts to be paid by the executive times the number of months in the applicable salary continuation period or 18 months, whichever is less.
(c)Constitutes the estimated cost to the company of 12 months of outplacement services.
(d)Amounts determined by multiplying one-twelfth of the executive’s target annual bonus times the number of months in the applicable salary continuation period.
(e)Amounts equal the amounts the eligible executive would have received under the company’s profit sharing plan or nonqualified deferred compensation plan, depending upon participant eligibility, if the executive had remained employed by the company for the entire applicable salary continuation period and had been entitled to employer contributions under the applicable plan for that period, plus the 401(k) employer matching contributions that would have been received for the salary continuation period if the executive had made 401(k) contributions at least at the rate that would have entitled the executive to the maximum employer matching contributions permitted under the profit sharing plan.
(f)Represents both outstanding Performance-Based Restricted Stock Units and Restricted Stock issued upon settlement of the same. Amounts determined by multiplying the number of shares for which vesting is accelerated by the closing price of our common stock of $33.47 per share as reported by Nasdaq on March 26, 2021, the last business day of fiscal 2020.

CEO Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Patrick H. Hawkins, our Chief Executive Officer (our “CEO”). For fiscal 2021, our last completed fiscal year, the annual total compensation of our CEO was $2,157,581 as reported in the Summary Compensation Table above, and the annual total compensation of our median employee was $90,495. This comparison results in a CEO pay ratio of 24 to 1. This pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median employee and determine the annual total compensation of our median employee, the methodology and the material assumptions, adjustments, and estimates that we used are described below.
•We determined that, as of January 15, 2019, our employee population consisted of 640 individuals (including full-time and part-time employees, other than the CEO) working at Hawkins together with our consolidated subsidiaries.
•We annualized the compensation of all employees included in the sample who were hired in 2018 but did not work for us or our consolidated subsidiaries for the entire twelve-month period described below.
•We identified our median employee based on the total Medicare Wages reported on Form W-2 paid during the twelve-month period ended December 31, 2018.
•Using the previously identified median employee, we determined that employee's total compensation for fiscal 2021, including any cash paid as reflected in our payroll records and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above.

For fiscal 2021, there were no material changes to the company’s employee population or compensation arrangements, including the previously identified median employee, that would reasonably be expected to significantly impact the pay ratio or warrant identifying a new median employee.

Director Compensation for Fiscal 2021
During fiscal 2021, each non-employee director earned an annual retainer of $40,000. Supplemental annual retainers were earned by our Chair of the Board ($70,000) and the chairs of our Audit Committee ($10,000), Compensation Committee ($8,750) and Governance and Nominating Committee ($5,000). Additionally, our non-employee directors received a meeting fee of $2,000 for each Board and Committee meeting attended.

The Compensation Committee oversees our director compensation grants, under which each director, other than the Chief Executive Officer, receives a grant of restricted shares with a value of $50,000 on the date of our annual meeting of shareholders at which the director is elected or reelected to the Board by our shareholders. The restricted stock vests one year from the date of issuance, subject to acceleration in the event of the director’s death or disability. For service during fiscal 2021, each then applicable director was granted 1,958 shares of restricted shares on July 30, 2020, and these shares are scheduled to vest in their entirety on July 30, 2021, one year from their date of issuance. Because Ms. Tang joined our Board in October 2020, she was granted a pro-rated grant of 1,438 shares of restricted stock on October 21, 2020, and these shares are scheduled to vest in their entirety on July 30, 2021.

The following table shows, for each applicable director, information concerning annual compensation earned for services in all capacities during fiscal 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	All Other Compensation ($)	Total ($)
James A. Faulconbridge	77,000	49,988	—	126,988
Mary J. Schumacher	76,188	49,988	—	126,176
Daniel J. Stauber	—	49,988	—	49,988
Yi "Faith" Tang	30,000	37,460		67,460
James T. Thompson	96,064	49,988	—	146,052
Jeffrey L. Wright	90,000	49,988	—	139,988
(a)On July 30, 2020, each applicable Board member received 1,958 shares of restricted stock as part of his or her retainer pursuant to the Hawkins, Inc. 2019 Equity Incentive Plan. On October 21, 2020, Ms. Tang received 1,438 shares of restricted stock as part of her retainer when she joined the Board. The amounts shown in this column represent the grant-date fair value of each of the awards computed in accordance with FASB ASC Topic 718. See Note 10, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2021 for a description of our accounting for these awards and the assumptions used in valuing the awards. All of these shares vest in full on July 30, 2021, are eligible to receive dividends paid on our common stock and were the only shares of restricted stock held by each director at the end of our most recently completed fiscal year.

Compensation Committee Interlocks and Insider Participation
All decisions regarding compensation of our executive officers during fiscal 2021 were made by the Compensation Committee of our Board. During fiscal 2021, the following directors served on the Compensation Committee: Mary J. Schumacher, Yi "Faith" Tang, James T. Thompson and Jeffrey L. Wright. None of our executive officers participates in any Board or committee vote setting his or her annual salary or non-equity cash incentive payments. None of the members of the Compensation Committee is a current or former officer or employee of our company, and there were no interlocking relationships, as defined by the SEC, involving our executive officers, our directors, and other entities with which our directors or executive officers are associated.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares that may be issued under the Hawkins, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) as of March 28, 2021.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column) (b)
Equity compensation plans approved by security holders	111,618	—	1,767,486
(a)Represents securities available for issuance under the 2019 Plan pursuant to restricted stock unit awards for fiscal 2021. A total of 111,618 restricted shares were issued in settlement of these awards subsequent to the end of fiscal 2021.
(b)Consists of 1,375,196 shares available for future issuance under the 2019 Plan and 392,290 shares available for issuance under the Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERSHIP

The following table contains information as of June 4, 2021 (except as otherwise noted below) concerning the beneficial ownership of our common stock by all directors, the named executive officers, all directors and executive officers as a group and shareholders known by us to beneficially own more than 5% of our common stock. Unless otherwise noted, the address for each shareholder listed below is our principal executive offices.

Name of Beneficial Owner	Number of Shares Beneficially Owned (a)		Percent of Shares
James A. Faulconbridge	31,954	(b)(e)	*
Patrick H. Hawkins	304,158	(c)(d)	1.5%
Mary J. Schumacher	20,262	(e)	*
Daniel J. Stauber	25,169	(e)	*
Yi "Faith" Tang	1,438	(f)	*
James T. Thompson	31,742	(e)	*
Jeffrey L. Wright	35,742	(e)	*
Richard G. Erstad	58,994	(d)(g)	*
Drew M. Grahek	19,676	(d)(h)	*
Jeffrey P. Oldenkamp	67,218	(d)(i)	*
Shirley A. Rozeboom	21,340	(d)(j)	*
All current executive officers and directors as a group (13 persons)	745,135	(d)(k)	3.5%

BlackRock, Inc.
55 East 52nd Street, New York, NY 10055	3,013,580	(l)	14.2%
The Vanguard Group
100 Vanguard Blvd, Malvern, PA 19355	1,473,184	(m)	6.9%
Hawkins, Inc. Employee Stock Ownership Plan and Trust	1,235,602	(n)	5.8%
Dimensional Fund Advisors LP
6300 Bee Cave Road, Austin, TX 78746	1,205,586	(o)	5.7%
T. Rowe Price Associates, Inc.
100 E. Pratt Street, Baltimore, MD 21202	1,155,266	(p)	5.4%

*    Less than one percent.
(a) Unless otherwise noted, all shares shown are held by shareholders possessing sole voting and investment power with respect to such shares.
(b) Includes 28,976 shares that Mr. Faulconbridge holds jointly with his wife as to which he shares voting and investment power and 1,958 shares of restricted stock, which shares vest and the related restrictions expire on July 30, 2021.
(c) Includes 26,073 shares representing the beneficial interest of Mr. Hawkins as of June 4, 2021 in the ESOP, 40,482 shares of restricted stock, which shares vest and the related restrictions expire on April 6, 2022, and 40,137 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2023.
(d) Excludes outstanding Performance-Based Restricted Stock Unit Awards.
(e) Includes 1,958 shares of restricted stock, which shares vest and the related restrictions expire on July 30, 2021.
(f)     Includes 1,438 shares of restricted stock, which shares vest and the related restrictions expire on July 30, 2021.
(g) Includes 2,448 shares representing the beneficial interest of Mr. Erstad as of June 4, 2021 in the ESOP, 15,230 shares of restricted stock, which shares vest and the related restrictions expire on April 6, 2022, and 15,102 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2023.
(h) Includes 112 shares representing the beneficial interest of Mr. Grahek as of June 4, 2021 in the ESOP, 6,314 shares of restricted stock, which shares vest and the related restrictions expire on April 6, 2022, and 8,346 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2023.

(i) Includes 702 shares representing the beneficial interest of Mr. Oldenkamp as of June 4, 2021 in the ESOP, 18,970 shares of restricted stock, which shares vest and the related restrictions expire on April 6, 2022, and 18,810 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2023.
(j) Includes 8,924 shares of restricted stock, which shares vest and the related restrictions expire on April 6, 2022, and 8,847 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2023.
(k) Includes 81,628 shares representing the beneficial interest of the officers as of June 4, 2021 in the ESOP.
(l) Based on Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 26, 2021, reflecting securities beneficially owned as of December 31, 2020, and adjusted for the stock split. BlackRock, Inc. reported sole voting power with respect to 2,988,022 shares and sole dispositive power with respect to all of the shares.
(m) Based on Schedule 13G/A filed with the SEC by The Vanguard Group on February 10, 2021, reflecting securities beneficially owned as of December 31, 2020, and adjusted for the stock split. The Vanguard Group reported sole voting power with respect to none of the shares and sole dispositive power with respect to 1,428,228 of the shares.
(n) Represents shares held in the ESOP. BMO Harris Bank, N.A. is the trustee for the ESOP. The ESOP allows plan participants to direct voting of shares allocated to their plan accounts and all shares held by the ESOP are allocated to plan participant accounts. Under the applicable trust agreement, the trustee is to vote shares with respect to which no voting instructions are received from plan participants in proportion to the shares voted by plan participants who do submit voting instructions. As a result, the Trustee may theoretically be deemed to share, at least temporarily, voting power for shares reported. The Trustee also has limited dispositive power with respect to all such shares, reflecting a requirement that the assets of the ESOP must primarily consist of shares of our common stock. The trustee disclaims beneficial ownership of the shares attributed to it in its capacity as trustee of the ESOP.
(o) Based on Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 12, 2021, reflecting securities beneficially owned as of December 31, 2020, and adjusted for the stock split. Dimensional Fund Advisors LP reported sole voting power with respect to 1,143,384 shares and sole dispositive power with respect to all of the shares.
(p) Based on Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. on February 16, 2021, reflecting securities beneficially owned as of December 31, 2020, and adjusted for the stock split. T. Rowe Price Associates, Inc. reported sole voting power with respect to 351,804 shares and sole dispositive power with respect to all of the shares.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Executive officers, directors and persons who beneficially own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports filed electronically with the SEC and/or written representations from our executive officers and directors, all Section 16(a) filing requirements applicable to our executive officers and directors have been satisfied except with respect to a late report on Form 4 reporting one transaction filed by Douglas A. Lange on August 26, 2020.
RELATED PARTY TRANSACTIONS
We employ the following relatives of Patrick H. Hawkins, our Chief Executive Officer: Angela Wagamon (sister) and Katherine Hawkins (daughter); the following relatives of Shirley A. Rozeboom, our Vice President - Health and Nutrition: Macy Pollgreen and Riley Segura (daughters); the following relative of John R. Sevenich, our Vice President - Industrial: Ali Lindsay (daughter); and the following relatives of Theresa R. Moran, our Vice President - Purchasing, Logistics and Sales Support: Michael Clemens and John Clemens (brothers). Including retirement plan contributions and bonuses, each such employee earned in excess of $120,000 in fiscal 2021.
Stauber leases its corporate office building and warehouse in Fullerton, California from an entity that is partially owned by Daniel J. Stauber, Chief Brand Officer of our Health and Nutrition Group and one of our Board members. The amount of rent expense paid in fiscal 2021 totaled $518,000, of which approximately $60,000 was attributable to Mr. Stauber.
These transactions were reviewed and ratified by the Audit Committee.
The Audit Committee Charter provides that the Audit Committee is responsible for approving all related party transactions. The Audit Committee reviews and ratifies all transactions involving our company and any director, nominee for director, executive officer, other employee or family member thereof on a quarterly basis. It is our intention that these transactions will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

PROPOSAL TWO — ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the company is seeking a non-binding advisory vote from its shareholders to approve the compensation of our named executive officers as described in this proxy statement under “Executive Compensation” and “Compensation Discussion and Analysis.”

This proposal gives our shareholders the opportunity to express their views on the compensation provided to our named executive officers. Because your vote is advisory, it will not be binding upon the Company. However, the Compensation Committee will take into account the outcome of the vote when making future named executive officer compensation decisions. In accordance with the result of the advisory vote on the frequency of the say-on-pay vote, which was conducted at our August 2020 annual meeting of shareholders, the Board has determined that we will continue to conduct an advisory vote on our named executive officer compensation on an annual basis. Accordingly, the next say-on-pay vote will occur in 2022 in connection with our 2022 annual meeting of shareholders.

Our executive compensation program for our named executive officers has been designed to attract and retain executives who will lead our company to achieve long-term success and growth in shareholder value. Consistent with that goal, our named executive officer compensation is based on company, business unit and individual performance and the alignment of the interests of our named executive officers with those of our shareholders and is used to encourage our named executive officers to stay with the company. Our program currently includes a mix of compensation elements that rewards current results as well as motivates long-term performance through an appropriate balance of base pay and performance-based variable compensation. To incent appropriate performance, our performance-based variable compensation consists of a short-term variable pay component that rewards executives for both current business results as well as personal performance, and a long-term incentive plan that motivates long-term performance and aligns business results with the interests of our shareholders.

At our August 2020 annual meeting of shareholders, approximately 98% of the advisory votes cast “for” or “against” the corresponding proposal were cast in support of the compensation of our named executive officers. The Compensation Committee and the other members of our Board believe that this vote reflected our shareholders’ strong support of the compensation decisions made by the Committee for our named executive officers for fiscal 2020. Based on these results, the Committee concluded that our named executive officer compensation program achieved the goals of our compensation philosophy and, therefore, reaffirmed the elements of our named executive officer compensation program for fiscal 2021.

We are presenting this proposal, which gives you as a shareholder the opportunity to approve our named executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the shareholders approve the compensation of the company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement.

OUR BOARD BELIEVES THAT THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL TWO.

OTHER MATTERS
Our management does not know of any other business that will be presented for consideration at the Annual Meeting. If, however, any other business does properly come before the Annual Meeting, proxies will be voted in accordance with the judgment of the person or persons acting under them as to what is in the best interests of our company.

PROPOSALS BY SHAREHOLDERS
In order for a shareholder proposal (other than director nominations) to be considered for inclusion in our proxy statement for next year’s annual meeting of shareholders, the written proposal must be received by us at our principal executive offices no later than February 25, 2022. Any such proposals also must comply with all applicable requirements of Minnesota law and the rules and regulations of the SEC regarding shareholder proposals. In order for any other shareholder proposal (including a director nomination) to be properly brought before next year’s annual meeting of shareholders, we must receive a written notice at our principal executive offices no later than April 30, 2022, in conformance with our By-Laws. The persons named as proxies by us for that meeting will have discretionary authority to vote on any shareholder proposal for which such notice is not properly received by us and as otherwise permitted pursuant to the SEC’s rules and regulations regarding the voting of proxies. Any director nominations made by shareholders also must comply with the relevant provisions set forth in Article II of our By-Laws, as described under the Nominating Process section above. A copy of our By-Laws has been filed with the SEC and is available on the SEC’s website (www.sec.gov) or may be obtained by sending a written request to our Secretary at our principal executive offices.

FORM 10-K
Our Annual Report on Form 10-K for fiscal 2021, including financial statements, is being mailed with this Proxy Statement. Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K for fiscal 2021 may do so without charge by writing to: Hawkins, Inc., 2381 Rosegate, Roseville, Minnesota 55113, Attention: Secretary. Our Annual Report on Form 10-K, as well as other company reports, are also available on the SEC’s website (www.sec.gov).

HOUSEHOLDING
We have adopted a procedure approved by the SEC called “householding,” by which certain shareholders who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each shareholder participating in householding continues to receive a separate proxy card. Householding reduces both the environmental impact of our annual meetings and our mailing and printing expenses.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will promptly deliver the notice of internet availability or proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

HAWKINS

HAWKINS, INC.
2381 ROSEGATE
ROSEVILLE, MN 55113

VOTE BY INTERNET - www.proxyvote.com
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HWKN2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) James A. Faulconbridge 02) Patrick H. Hawkins 03) Yi "Faith" Tang 04) Mary J. Schumacher 05) Daniel J. Stauber
06) James T. Thompson 07) Jeffrey L. Wright

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Non-binding advisory vote to approve executive compensation ("say-on-pay").	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com .

HAWKINS, INC.

Annual Meeting of Shareholders

2381 Rosegate

Roseville, MN 55113

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON JULY 29, 2021. The shares of stock you hold in your account or in a delivered reinvestment account will be voted as you specify on the reverse side. By signing this proxy, you revoke all prior proxies and appoint Patrick H. Hawkins, Jeffrey P. Oldenkamp and Richard G. Erstad, and each of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

See reverse side for Voting Instructions